EXHIBIT 10.109
March 26, 2007
Doug Pontious
1865 Ladd Road
Wolverine Lake, MI 48390
Dear Doug:
It is my pleasure to extend to you an offer of employment as Chief Information Officer, and Senior Vice President with StarTek, Inc. In this position, you will report directly to Larry Jones, Chief Executive Officer.
Start Date
Your start date is anticipated to be April 2, 2007.
Location
You will be located at our Denver Headquarters.
Base Compensation
Your base compensation will be $10,416 per payroll period (or $250,000 on an annualized basis). You may be eligible for future annual salary increases depending upon your performance and goal achievement.
Stock Options
We will recommend to the Board of Directors that you be awarded Non-Qualified Stock options to purchase 85,000 shares of StarTek, Inc. common stock. If the Board of Directors approves such award, the strike price will be the closing price on the date the award is approved. Vesting is over a four-year period; 25% will vest after one year of award date and the remainder will vest monthly on a pro-rated basis thereafter. Terms and conditions will be as granted under the StarTek 1997 Stock Option Plan as amended (“Option Plan”).
Variable Compensation Eligibility
You are eligible to participate in the StarTek Leadership Incentive Bonus Plan on a pro-rated basis. Your targeted incentive eligibility is 40% of your base salary. Targets will be set by the Board of Directors annually. Payments will be made annually after the Company’s fiscal results are reported, provided that requisite targets are achieved.
Sign On Bonus
You will be eligible to receive a non-refundable sign-on bonus of $30,000 paid within thirty days of your start.
Relocation Payment
You will be eligible to receive relocation benefits for expenses (such as temporary living, car rental, travel to and from Michigan) prior to your move not to exceed $1500 per month for up to six months. You will be eligible to receive a relocation payment of $60,000 to support your move from Michigan to the Denver, Colorado area. This payment will be grossed-up for federal and state taxes. It will be payable after three months from your start date. By your signature on this document you agree to refund $60,000 if you voluntarily terminate or do not relocate to Colorado within one year of start date.

Doug Pontious
March 26, 2007

Change in Control
Should there be a change-in-control as defined in Section 17 of the Option Plan, you will receive 18 months of accelerated vesting of your unvested stock options. If within two years of your start date, there should be a change-in-control as defined in Section 17 of the Option Plan and you are terminated without cause, you will receive a $60,000 relocation payment to support your family’s relocation back to Michigan. For purposes of this letter, “cause” requires a reasonable good faith determination by StarTek, Inc. and is defined as (1) an act or acts constituting a felony; (2) an act or acts constituting dishonesty or disloyalty with respect to StarTek; (3) an act or acts constituting fraud; and/or (4) an act or acts that materially adversely affect StarTek’s business or reputation.
Paid Time Off
You will be eligible to accrue up to four weeks of paid time off annually following 90 days of service.
Benefits
You will be eligible for Health and Welfare Benefits on the first day of the month following hire date. You will also be given additional materials on the other pertinent StarTek, Inc. benefits at the time of your orientation.
Contigencies
This offer is contingent on your ability to work in the U.S. and your fulfillment of I-9 documentation requirements within 3 days of your start date.
Employment-at-Will
Your employment by StarTek, Inc. is “at will,” meaning that you are free to terminate your employment with StarTek, Inc. at any time for any reason and that StarTek, Inc. is also free to terminate your employment at any time for any reason.
Expiration of Offer
If unexecuted this offer will expire on March 30, 2007
Doug, we are very excited to have you as part of our team. We believe you possess the skills and background that our organization is looking for as we move toward our bright future. We are confident that you will play a significant role in helping shape the future success of StarTek.
Sincerely,
/S/ Susan L. Morse
Susan L. Morse
Senior Vice President Human Resources

cc:	A. Laurence Jones Chief Executive Officer
I, Doug Pontious, accept this offer with StarTek, Inc.
Signed /s/ D. Pontious
Date 3/26/2007